EXHIBIT 10.1

Evolving Systems, Inc.

Consulting Agreement

I, George A. Hallenbeck, agree to serve as a Consultant to Evolving Systems, Inc. (Evolving Systems) on the terms described below, which I have read, and accept:

1.             Duties.

1.1          General Advice.  As requested, you will consult with Evolving Systems concerning Evolving Systems’ products, services, and market opportunities, as well as other matters in your area of expertise. Your primary point of contact will be Thad Dupper, President and CEO.

1.2          Compliance with Law and Policies.  In performing the work required under this Agreement, you will comply with all applicable laws and regulations, and with Evolving Systems’ policies and procedures.

2.             Evolving Systems’ Duties.

2.1          Expenses.  Evolving Systems will reimburse you for any reasonable pre-approved expenses you incur in performing services under this Agreement, according to Evolving Systems’ corporate policy for its senior employees. Evolving Systems will reimburse those expenses promptly on receiving reimbursement requests in a form and supported by such reasonable documentation as Evolving Systems may request.

2.2          Scheduling.  Evolving Systems will give you as much advance notice as is reasonably feasible of meetings, and work with you to schedule other consultations at convenient times.

2.3          Office, Equipment.  You will be responsible for providing your own office and computer equipment to be used in performing your consulting services.

3.             Term & Compensation.

3.1          Term.  This Agreement begins on October 15, 2009 and continues through May 31, 2012 unless terminated earlier as a result of your death, longterm disability that prevents you from performing your duties or upon thirty (30) days’ advance written notice from you that you no longer want to continue providing services to the company.

3.2          Compensation. As compensation for your services under this Agreement, Evolving Systems will pay you an annual fee of $10,000, payable in equal quarterly payments.  Each quarterly amount will be paid to you in the month following the end of each calendar quarter.  Payments will be pro-rated to the extent services are not provided for a full calendar quarter.

4.             Status of Consultant.  You will be an independent contractor and not an employee of Evolving Systems.  Except as specifically set forth in this paragraph, you acknowledge that you have no rights in or under any health, liability or disability or other insurance policies maintained by Evolving Systems, nor to any overtime, vacation, holiday, sick leave, seniority or other benefits.  You further acknowledge that you have no right to claim unemployment compensation, worker’s compensation or disability compensation pursuant to this Agreement, or as a result of your relationship with Evolving Systems.  You will be responsible for all self-employment, social security and other taxes, fines, penalties or other liability to the Internal Revenue Service of the United States, the Department of Revenue of the State of Colorado, and to any other entity with taxing jurisdiction.

5.             Confidentiality.  You acknowledge that in the course of providing services and advice to Evolving Systems, you may acquire knowledge (both orally and in writing) relating to confidential affairs of Evolving Systems and confidential or proprietary information.  You agree to continue to be bound by the terms and conditions of the Confidentiality Agreement entered into between you and Evolving Systems.  The Company does not intend to disclose material non-public information to you under this Agreement, but to the extent you receive such information you acknowledge that use or disclosure of such information may give rise to liability under U.S. Federal securities laws.

6.             Non-Solicitation. You agree that for the duration of this Agreement you will not directly or indirectly induce or solicit any of Evolving Systems’ employees to leave their employment or to become employed by any other entity, nor shall you refer any of Evolving Systems’ employees to any other entity or person for purposes of inducing or soliciting such employees to leave Evolving Systems’ employment or to become employed by any other person or entity. You represent and warrant that the provision of services under this Agreement does not violate your confidentiality, non-disclosure, or non-competition obligations, if any, to any other person or entity.

7.             Authority.  You shall not: (a) have any authority to incur any expenditure in the name of or for the account of Evolving Systems unless Evolving Systems shall have agreed in advance to it being so incurred; or (b) hold yourself out or permit yourself to be held out as having any authority to do or say anything on behalf of or in the name of Evolving Systems unless Evolving Systems shall have consented in advance to you so doing or saying.

8.             General.

8.1          Notice.  Notice will be sent, if to you, at your address as shown below; and if to Evolving Systems, at Evolving Systems’ headquarters location, attn: Thad Dupper, President & CEO.  Notice is effective when received by the person to whom Notice is required to be given, if sent by any means that leaves a permanent record in the recipient’s hands.  Notice is also effective if properly addressed and sent postage prepaid by any method resulting in a return receipt from the courier.  Notice sent by this method is effective on the earlier of the date actually received, or on the date the return receipt shows it was refused or returned undeliverable.  Either party may change its Notice address, by Notice.

George Hallenbeck

6 Polo Club Drive

Denver, CO 80209

8.2          Governing Law, Enforcement, Priority.  This Agreement is governed by Colorado law.  Enforcement may be sought in Douglas County, Colorado, where you and Evolving Systems both consent to jurisdiction.  This Agreement supersedes all prior agreements between the parties as to the terms of any consulting arrangement.

Effective the 15th day of October, 2009.

/s/ George A. Hallenbeck
George A. Hallenbeck

Evolving Systems, Inc.

By:	/s/ Anita T. Moseley

Name:	Anita T. Moseley

Title:	Sr Vice President & General Counsel